Exhibit 5.1

[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

July 3, 2003

PalmSource, Inc.

1240 Crossman Ave.

Sunnyvale, California 94089-1116

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission (“SEC”) on July 3, 2003 (as such may be further amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of shares of your common stock (the “Shares”) that are to be distributed to the holders of Palm, Inc. common stock in connection with your separation from Palm, Inc. as described in the Registration Statement (the “Transaction”). As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, including actions of your board of directors and stockholders and instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed, by you in connection with the distribution of the Shares in the Transaction.

It is our opinion that the Shares have been legally and validly issued and are fully paid and non-assessable.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of California, the General Corporation Law of the State of Delaware and the federal laws of the United States.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati